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                                                                     Exhibit 4.1


                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT ("Agreement") is made and entered in duplicate effective the 31st day of March, 1999 ("Effective Date"), by and among International Trading & Manufacturing Corporation, a Nevada corporation ("Company"), and Minnesota Communications Group, a Minnesota non profit corporation ("Purchaser"). The Company and the Purchaser may hereinafter, also, be referred to, individually, as a "party" and, collectively, as the "parties."

                                    RECITALS

     A. The Company is a corporation duly organized pursuant to the laws of the State of Nevada.

     B. The Purchaser is a non profit corporation duly organized pursuant to the laws of the State of Minnesota.

     C. The Company desires to receive funds to enable the Company to develop, promote, market, sell, distribute and otherwise exploit the Company's Genius, Baby Genius, Little Genius, Kid Genius and Child Genius music products and services (collectively, the "Genius Business").

     D. The Company desires that the Purchaser undertake and agree to provide funds to the Company, during the two (2) year period commencing on the Effective Date, in accordance with the terms of this Agreement, which the Company shall use solely for the purpose of developing, promoting, marketing, selling, distributing and otherwise exploiting the Genius Business.

     E. As a result, to accomplish such funding, the Company desires to sell, issue, deliver and set over to the Purchaser, and the Purchaser desires to purchase from the Company during that two (2) year period, up to one million (1,000,000) "restricted" (as that term is defined by the provisions of Rule 144 promulgated pursuant to the provisions of the Security Act of 1933, as amended ("Act")) shares of the Company's $.001 par value common stock (the "Common Stock"), to provide the funds to the Company necessary and appropriate to enable the Company to develop, produce, promote, market, sell, distribute and otherwise exploit the Genius Business. A copy of that Rule 144 has been made available to the Purchaser and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement.

     F. The Company also desires to grant to the Purchaser the option to purchase an additional five hundred thousand (500,000) "restricted" shares of Common Stock (hereinafter also referred to as the "Subject Shares") on the terms set forth herein.

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     G.   Concurrently herewith, the Company has entered into a License
Agreement with the Purchaser providing, among other things, for a license and certain services (the "MCG Agreement") in the form attached hereto as Exhibit "A."

     H. Concurrently herewith, the Company has entered into a License Agreement with Minnesota Public Radio, a Minnesota non profit corporation, providing for, among other things, a license and certain services (the "MPR Agreement") in the form attached hereto as Exhibit "B."

     I. Concurrently herewith, the principal shareholders of the Company have entered into a Shareholders Agreement with the Purchaser in the form attached hereto as Exhibit "C."

     J. Concurrently herewith, counsel for the Company has delivered to the Purchaser its opinion in the form attached hereto as Exhibit "D."

     NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

     1. Incorporation of Recitals. The recitals to this Agreement, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement.

     2.   Funding Commitment and Purchase and Sale of the Subject Shares.

          2.1. Purchase and Sale of Subject Shares. Upon the terms and subject to all of the conditions specified in this Agreement and upon the performance by the parties of their obligations specified by the provisions of this Agreement, during that two (2) year period commencing on the Effective Date, the Company shall issue, sell, set over and deliver to the Purchaser, and the Purchaser shall purchase from the Company, that number of its shares of Common Stock (the "Subject Shares") which is determined by the then funding requirements for the Genius Business, which funding requirements will be determined by the Company, in its sole discretion. Notwithstanding the foregoing, in the event the Company determines that it has additional funding requirements for the Genius Business, the Company agrees that, unless the Purchaser otherwise consents in writing, it will make a Funding Request (as defined hereunder) prior to seeking alternative funding sources.

          2.2. Purchase Price. The full, entire and complete purchase price that shall be paid by the Purchaser to the Company for each Subject Share shall be One Dollar


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($1.00), appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Effective Date ("Purchase Price").

     2.3. Initial Purchase of Subject Shares. On the Effective Date, the Company shall issue, sell, transfer, convey and set over to the Purchaser, and the Purchaser shall purchase from the Company, five hundred thousand (500,000) Subject Shares. As consideration for those five hundred thousand (500,000) Subject Shares, on that date, the Purchaser shall pay to the Company Five Hundred Thousand Dollars ($500,000).

     2.4. Funding Commitment of the Purchaser. During that two (2) year period commencing with the Effective Date, the Company will provide to the Purchaser thirty (30) days written notice of the Company's request for additional funding (a "Funding Request") and the amount of that funding. Thirty (30) days after the date such notice is given to the Purchaser (or if such date is not a business day or is less than forty five (45) days after the last Funding Due Date, as herein defined, on the first business day following such thirty (30) day notice or that is forty-five (45) days after the last Funding Due Date, as the case may be) (the "Funding Due Date"), the Purchaser shall purchase from the Company, and the Company shall issue, sell, transfer, convey, deliver and set over to the Purchaser, that number of Subject Shares determined by dividing the amount of the requested additional funding by One Dollar ($1.00), as adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Effective Date. For example, in the event the Company requires additional funding in the principal amount of One Hundred Thousand Dollars ($100,000), on the Funding Due Date the Company shall sell to the Purchaser, and on that date the Purchaser shall purchase from the Company, one hundred thousand (100,000) shares ($100,000 [divided by sign] $1.00 = 100,000). Any and all funding requested by the Company pursuant hereto shall be installments of not greater than One Hundred Thousand Dollars ($100,000) each, and such funding requests shall not be made more frequently than once each forty-five (45) days. If, by the end of the two year period, the Company has not requested the full amount of the commitment, the Purchaser shall, in addition to its rights under Section 2.6, have the right to purchase shares representing the difference between the funding requested by the Company and the commitment, as though purchased pursuant to
Section 2.6.

     2.5. Limitation on Funding Obligation. Any other provision of this Agreement notwithstanding, the total funding commitment of the Purchaser to the Company shall be, and hereby is, limited to One Million Dollars ($1,000,000). Five Hundred Thousand Dollars ($500,000) of that commitment shall be satisfied by the Purchaser's purchase of five hundred thousand (500,000) Subject Shares on the Effective Date of this Agreement. Additionally, any other provision of this Agreement notwithstanding, the Purchaser's funding commitment pursuant to the provisions of this Agreement shall be subject to the following conditions:

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            (a)   No more than one Funding Request shall be made during any
forty five (45) day period;

            (b) Purchaser shall have received from the Chief Financial Officer of the Company a certificate to the following effect:

            (i) The representations and warranties of the Company set forth herein are true and correct as of the Funding Due Date as if made on and as of such date and the Company is not in violation of any of its covenants set forth herein;

            (ii) The Company has a positive equity of at least $100,000 immediately prior to the Funding Due Date;

            (iii) The Company is not in default under any indenture, credit agreement, security agreement, mortgage, guarantee, promissory note or other contract relating to the borrowing of money;

            (iv) There has been no material adverse change in the business, results of operations or financial condition of the Company since the last Funding Request;

            (v) The Company has achieved the milestones set forth in Exhibit "E" which, as contemplated by Exhibit "E," were to be achieved prior to such Funding Due Date;

            (vi) The Company has not issued after the Effective Date any shares of Common Stock or options, warrants, call, subscriptions, convertible securities or other rights which obligate the Company to issue, transfer or sell any shares of Common Stock for a consideration of less than the Purchase Price;

            (vii) The Company's shares of Common Stock, to the extent publicly traded, have not traded for less than the Purchase Price in the thirty
      (30) days preceding such notice of a Funding Request or during the thirty
      (30) days between the Funding Request and the Funding Due Date;

      (c) The Company shall not be in default under either the MCG Agreement or the MPR Agreement; and

      (d) The Company has secured and continues to maintain a relationship with a retail partner for the sale of Baby Genius products which is in form and substance satisfactory to the Purchaser.


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        The Purchaser's and the Company's rights under Section 2.4 and this
Section 2.5 will expire on that date which is exactly two (2) years following the Effective Date.

        2.6. In addition to the Purchaser's funding commitment under Section 2.5, the Purchaser shall have the right, but not the obligation, to purchase up to an additional five hundred thousand (500,000) Subject Shares at the Purchase Price at any time during the two (2) year period following the Effective Date.

        2.7. Delivery of Certificates. As soon as commercially practical, after Subject Shares are purchased, the Company shall cause to be delivered to the Purchaser a stock certificate issued by the Company representing those Subject Shares.

        2.8. Segregation and Separation of Funds. All funds received by the Company from the Purchaser's purchase of the Subject Shares, other than Subject Shares purchased pursuant to Section 2.6, shall be utilized by the Company exclusively to fund and develop the Genius Business. The Company shall deposit those funds into a separate bank account ("Account") and shall segregate those funds, such that no other funds shall be commingled therewith. Only Michael Meader, the Company's Chief Operating Officer or his duly appointed successor, shall be authorized to sign on the Account on behalf of the Company and, at the request of the Purchaser, the Company will provide the Purchaser with period reports on its use of funds in the Account. Funds received by the Company from the Purchaser's purchase of the Subject Shares pursuant to Section 2.6 shall not be subject to the restrictions of this Section 2.8.

3.      Representations and Warranties.

        3.1. Representations and Warranties of Company. The Company represents and warrants to the Purchaser that:

                3.1.1. Issue and Sale of Acquired Stock. The Company has the absolute and unconditional right to issue, sell, deliver and set over the Subject Shares to the Purchaser in accordance with the provisions of this Agreement and upon issuance of the Subject Shares in accordance with this Agreement, the Subject Shares will be validly issued, fully paid and non-assessable.

                3.1.2. Due Organization; Good Standing; Authority of Company. The Company is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada. The Company has full and complete right, power, and authority to own its properties and assets, and to carry on its business as a Nevada corporation. The Company is duly licensed, classified and authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties and assets

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owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

        3.1.3. Validity of Agreement. The Company, and any officer, director or representative executing this Agreement for and on behalf of the Company, has the legal capacity and authority to enter into and deliver this Agreement. This Agreement is a valid and legally binding obligation of the Company and is fully enforceable against the Company in accordance with its terms.

        3.1.4. No Brokerage. The Company has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or similar compensation in connection with this Agreement or the transactions contemplated by the provisions of this Agreement.

        3.1.5. Governing Documents. The Company has delivered to the Purchaser true, correct and complete copies of its articles of incorporation and by-laws and any agreement among its shareholders.

        3.1.6. Capital Stock and Ownership. The authorized capital stock of the Company consists of twenty five million (25,000,000) shares of Common Stock, of which exactly eight million three hundred thirty four thousand and sixty three (8,334,063) shares are issued and outstanding on the date hereof (each a "Previously Issued Share" and together, the "Previously Issued Shares").
Schedule 3.1.6 attached hereto contains a true, correct and complete statement as of the date hereof of every holder of more than 5% of the capital stock of the Company. Each Previously Issued Share is fully paid and non-assessable and no Previously Issued Share was issued in violation of the articles of incorporation or by-laws of the Company, any provision of law or any pre-emptive right (or other right) of any shareholder of the Company or any other person. No pre-emptive right exists with respect to any capital stock of the Company. Except as set forth on Schedule 3.1.6 attached hereto, the Previously Issued Shares (on the date hereof) represent each and every equity interest of any nature in the Company, and no person or entity of any nature holds (or is or will be entitled to receive), including, without limitation, under any agreement or trust, any option, warrant, convertible instrument or security, put, call, contract or commitment of any nature whereby any person or entity has or may receive any interest in or right to acquire any equity interest of any nature in the Company. The Company has no subsidiaries and does not own any equity interest of any nature in any entity.

        3.1.7. Financial Statements. True, correct and complete copies of the audited balance sheets of the Company as of December 31, 1996 and December 31, 1997, and the unaudited balance sheet of the Company as of September 30, 1998, and its audited statements of operations and retained earnings for each of the two years ended December 31, 1996 and December 31, 1997 and for the

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nine month period ended September 31, 1998 and any notes thereto (with all of the foregoing collectively referred to herein as the "Financial Statements") are attached hereto as Schedule 3.1.7. The Financial Statements are accurate and complete and fairly present, in accordance with generally accepted accounting principles ("GAAP"), the financial condition of the Company as of December 31, 1996, December 31, 1997 and September 30, 1998, and the results of its operations for each of the periods then ended. Each financial statement delivered pursuant to Section 4.3 will be accurate, complete and fairly present, in accordance with GAAP, the financial condition of the Company as of its respective date. All transactions of the Company have been recorded in the appropriate financial records and books of account of the Company in accordance with GAAP and are reflected on the financial statements of the Company.

     3.1.8.  Tax Returns and Payment of Taxes.

     (a) Except as disclosed in Schedule 3.1.8, the Company has properly prepared and filed all tax returns and reports that it is required to file, whether Federal, state, local or foreign. All such returns and reports are correct and complete, and all taxes, interest and penalties of any kind shown due thereon, or otherwise attributable to any operations, activities or transactions of the Company, have been paid (or, solely in the case of taxes that are not payable until after the date hereof, reserved for on the financial statements and the books of the Company in amounts deemed adequate by the Company).

     (b) No claims are pending, or, to the knowledge of the Company, are threatened against the Company for taxes, interest or penalties, whether Federal, state, local or foreign, and no tax examination of the Company is being conducted by Federal, state, local or foreign agents. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is, or may be, subject to taxation by that jurisdiction. The Company has not waived any statute of limitations in respect of taxes or agreed to an extension of time with respect to the assessment of any tax deficiency.

     (c) The Company has not filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is not, and has not been at any time, a party to any tax allocation or sharing agreement. The Company is not, and has not been at any time, a member of an affiliated group of corporations filing consolidated Federal income tax returns or consolidated or combined returns under state law.

     (d) Except as disclosed on Schedule 3.1.8, the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.


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        3.1.9. Absence of Liabilities and Claims, Insurance.

        (a) Except for (i) the current liabilities of the Company, determined in accordance with GAAP and shown on the Financial Statements, (ii) the liabilities stated as "long-term debt" on the Financial Statements, (iii) contractual obligations that are not then in default or overdue and (iv) other liabilities incurred in the ordinary course of business after the date of the Financial Statements or which were not required to be disclosed in the Financial Statements in accordance with GAAP, the Company has no material liabilities of any nature.

        (b) No action, suit, proceeding, investigation or claim (including, without limitation, any assertion of any claim for taxes, interest or penalties) is pending or, to the Company's knowledge, threatened against or with respect to the Company or any properties or assets of the Company, nor is there any basis for any such action, suit, proceeding, investigation or claim.

        (c) The Company maintains (and has maintained throughout the three-year period ending on the date hereof) policies of insurance from reputable and solvent insurance carriers with respect to all properties, assets and business activities of the Company against such casualties, risks and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.

        3.1.10 Operations in Accordance with Law.

        (a) The Company has been (and is being) operated, and its products and services have been (and are being) processed, produced and sold in compliance with all applicable laws, statutes, rules, regulations, ordinances and other requirements, whether Federal, state, local or foreign, including, without limitation, (i) those relating to worker health, welfare or safety, and
(ii) those relating to pollution or protection of the environment or emissions, discharges or releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and remediation thereof;

        (b) All licenses, permits and orders required of the Company to conduct its business and to sell products and services have been obtained and are in full force and effect; and

        (c) The Company has not received (and has no knowledge of) any notice, order or directive by any court, governmental agency or other authority to the effect that the Company has violated or has failed to comply with any law, statute, rule, regulation, ordinance or other requirement.

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          3.1.11. Contracts.

          (a) The Company is not a party to any contract that restricts its business or operations in any material respect and the Company has not breached in any material respect any contract, agreement or instrument material to it.

          (b) Issuance of the Subject Shares to the Purchaser will not cause any breach of default on the part of the Company with respect to any contract, agreement or instrument to which it is a party.

          3.1.12. Title to Assets; Condition of Assets. The Company has good title to all properties and assets, which individually or in the aggregate are material to the Company, free and clear of all liens, charges or encumbrances other than in connection with indebtedness of the Company disclosed in the Financial Statements. The Company's properties and assets are in good repair, working order and condition.

          3.1.13. Patents, Trademarks, Royalties. Schedule 3.1.13 attached hereto includes a true, correct and complete list and summary description of (a) every mark, trademark, trade name, service name, patent, design, license, franchise, proprietary know-how or other intellectual property, whether or not registered, and registered copyrights which the Company owns, has applied for, has rights under or an interest in or uses in its business; (b) all royalties, license fees and other remuneration that the Company is obligated to pay with respect to any such property; and (c) all royalties, license fees and other remuneration that the Company is entitled to receive with respect to any such property. The Company is not (and has not been) infringing on any right of any person with respect to any such property and has not made use of any work, invention, process, technique, confidential information or trade secret in violation of any right of any person where any such infringement or violation or combination of such infringements or violations, individually or in the aggregate, would have a material adverse effect on the Company.

          3.1.14. Material Adverse Change. Since September 30, 1998, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, commitments or business of the Company.

          3.1.15. Employee Benefit Plans. The Company does not have any retirement plan in which any employees of the Company participate that is subject to any provisions of the Employee Retirement Income Security Act of 1974 and of the regulations adopted pursuant thereto ("ERISA").

          3.1.16. Employees. To the best of the Company's knowledge, no employee of the Company is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any


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way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company. To the best of the Company's knowledge, no employer or former employer of any employee of the Company has any claim of any kind whatsoever in respect of any of the rights described in Section 3.1.13 hereof.

     3.1.17. Y2K Problems. To the best knowledge of the Company, the Company has in place all systems and software solutions necessary or appropriate to address and accommodate Y2K Problems (as hereinafter defined). "Y2K Problems" means the inability of computer hardware, software or equipment containing embedded microchips to (a) manage and manipulate data involving all dates from the twentieth and twenty-first centuries without functional or data abnormality and without inaccurate results related to such dates; (b) have user interfaces and data fields formatted to distinguish between dates from the twentieth and twenty-first centuries; and (c) represent all data in a form that includes indications of the millennium, century and decade as well as the actual year.

     3.1.18. Accuracy of Statements. The Company has not knowingly withheld from the Purchaser any material facts relating to the assets, business, operations, financial condition or prospects of the Company. Neither this Agreement nor the Financial Statements nor any schedule, statement or instrument furnished in writing to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains any statement of a material fact that is false or misleading, nor is there any omission therefrom of a material fact that is necessary to make each representation and warranty of the Company not misleading.

3.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:

     3.2.1. Purchase of Acquired Stock. The Purchaser has the absolute and unconditional right to purchase the Subject Shares from the Company, in accordance with the provisions of this Agreement.

     3.2.2. Due Organization; Good Standing; Authority of Purchaser. The Purchaser is a non profit corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Minnesota. The Purchaser has full and complete right, power, and authority to own its properties and assets, and to carry on its business as a Minnesota non profit corporation.

     3.2.3. Validity of Agreement. The Purchaser, and any officer, director or representative executing this Agreement for and on behalf of the Purchaser, has the legal capacity and authority to enter into and deliver this Agreement. This Agreement is a valid and legally binding obligation of the Purchaser and is fully enforceable against the Purchaser in accordance with its terms, except

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as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     3.2.4. No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agents's commissions, or similar compensation in connection with this Agreement or the transactions contemplated by the provisions of this Agreement.

     3.2.5. The Purchaser's Acquisition Intention. The Subject Shares will be acquired by the Purchaser (i) for the Purchaser's own account as a principal and not as a nominee or as an agent; (ii) for investment purposes only; and
(iii) with no contemplation of, or for resale regarding, any distribution or public offering of all or any portion of the Subject Shares within the meaning of the Act. The Purchaser has no intention, agreement or arrangement to divide the Subject Shares, or any of them, with any other person or to resell, assign, transfer, convey or otherwise dispose of all or any part of the Subject Shares, unless and until the Purchaser determines, at some future date, changed circumstances, not in contemplation at the time of the acquisition of the Subject Shares, make such disposition available.

     3.2.6. Exemption from Registration. The Purchaser understands that the Subject Shares and this Agreement (i) are "securities" as that term is defined by the provisions of the Act and the Minnesota Uniform Securities Act ("Blue Sky Law") and (ii) have not been (a) registered pursuant to the provisions of the Act or (b) qualified or registered pursuant to the requirements of the Blue Sky Law, by reason of the delivery of such Subject Shares in a transaction exempt from the (1) registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act and (2) qualification requirements of the Blue Sky Law pursuant to the provisions of Section 80A.15, Subd. 2(a) of the Blue Sky Law and the rules and regulations promulgated pursuant thereto. The Purchaser also understands that the Subject Shares (i) are "restricted securities" as that term is defined by the provisions of Rule 144; and (ii) must be held by the Purchaser indefinitely, unless a subsequent disposition of the Subject Shares is registered pursuant to the provisions of the Act or is exempt from such registration.

     3.2.7. The Purchaser's Financial and Business Experience. By reason of the Purchaser's financial and business experience, the Purchaser could be assumed reasonably to have the capacity to protect the Purchaser's own interests in the transactions contemplated by the provisions of this Agreement.

     3.2.8. Material and Information about the Company. The Purchaser has had access to such material and information about the Company, the

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          Company's financial condition and the Company's business prospects as the Purchaser has reasonably requested.

               3.2.9. No Advertising. The Purchaser has not been furnished with any advertising or offering literature regarding the acquisition of the Subject Shares.

               3.2.10. Response to Inquiries. The officers and directors of the Company have answered all inquiries the Purchaser has asked of such officers and directors concerning the Company and the Company's proposed activities and all other matters regarding the acquisition of the Subject Shares.

               3.2.11. Evaluation of Risks. The Purchaser has such knowledge and experience in business and financial matters that the Purchaser is capable of evaluating the Company and the proposed activities thereof, the risks and merits of the Subject Shares and of making an informed decision thereon, and the Purchaser is not utilizing any other person regarding the evaluation of those risks and merits.

               3.2.12. Continued Action Regarding Exemption. The Purchaser shall take any and all additional action which is necessary or appropriate to maintain the exemptions from registration and qualification provided by Section 4(2) of the Act and Section 80A.15, Subd. 2(a) of the Blue Sky Law and the rules and regulations promulgated pursuant thereto.

     4. Covenants. The Company covenants and agrees (and for purposes of this Article 4, "Company" shall also refer to any subsidiary of the Company hereafter formed or acquired) that:

          4.1. Corporate Existence. The Company will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any governmental authority where failure to so comply would have a material adverse impact on the Company or its business or operations.

          4.2. Books of Account and Reserves. The Company will keep books of record and account in which full, true and correct entries are made of all of its dealings, business and affairs, in accordance with GAAP. The Company will employ certified public accountants selected by the Board of Directors of the Company who are "independent" within the meaning of the accounting regulations of the Securities and Exchange Commission (the "Commission"), and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

     4.3 Furnishing of Financial Statements and Information. The Company will deliver to the Purchaser (which may be accomplished through delivery to the Purchaser's designated representative on the Board of Directors of the Company):

          (a) as soon as practicable, but in any event within thirty (30) days after the close of each month, unaudited consolidated balance sheets of the Company as of the end of such month, together with the related consolidated statements of operations and cash flow for such month, setting forth the budgeted figures for such month prepared and submitted in connection with the Company's annual plan as required under Section 4.5 hereof and in comparative form figures for the corresponding month of the previous fiscal year, all in reasonable detail, subject to year-end adjustments;

          (b) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the Company, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by the Company's independent public accountants, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

          (c) promptly after the submission thereof to the Company, copies of all reports and recommendations submitted by independent public accountants in connection with any annual or interim audit of the accounts of the Company made by such accountants;

          (d) promptly upon transmission thereof, copies of all reports, proxy statements, registration statements and notifications filed by it with the Commission pursuant to any act administered by the Commission or furnished to shareholders of the Company;

          (e) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of the Company as is available to the Company and as from time to time the Purchaser may reasonably request;

          (f) promptly following the issuance of any Additional Shares of Common Stock, or any options, warrants or other rights to purchase Additional Shares of Common Stock, as hereinafter defined, written notice of the amount of securities so issued and the total consideration received therefor;

          (g) at least twenty (20) days prior to the earlier of (i) the execution of any agreement relating to any merger or consolidation of the Company with another corporation, or a plan of exchange involving the outstanding capital stock of the Company, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company to another corporation, or (ii) the holding of any meeting of the shareholders of the Company for the purpose of approving such action, written notice of the terms and conditions of such proposed merger, consolidation, plan of exchange, sale, transfer or other disposition; and

          (h) within fifteen (15) days after the Company learns in writing of the commencement or threatened commencement of any material suit, legal or equitable, or of any material administrative, arbitration or other proceeding against the Company or its businesses, assets or properties, written notice of the nature and extent of such suit or proceeding.

     4.4 Inspection. The Company will permit the Purchaser and any of its officers or employees, or any outside representatives designated by the Purchaser and reasonably satisfactory to the Company, to visit and inspect at the Purchaser's expense any of the properties of the Company, including its books and records (and to make photocopies thereof or make extracts therefrom), and to discuss its affairs, finances, and accounts with its officers, lawyers and accountants, except with respect to trade secrets and similar confidential information, all to such reasonable extent and at such reasonable times and intervals as the Purchaser may reasonably request. Except as otherwise required by laws or regulations applicable to the Purchaser, the Purchaser shall maintain, and shall require its representatives to maintain, all information obtained pursuant to Section 4.3 hereof, this Section 4.4 and Section 4.5 hereof on a confidential basis.

     4.5 Preparation and Approval of Budgets. At least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to its Board of Directors, for its review and approval, an annual plan for such year, which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections itemized in such detail as the Board of Directors may reasonably request. Each annual plan shall be modified as often as is necessary in the judgment of the Board of Directors to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each such modification shall be submitted to the Board of Directors.

     4.6  Payment of Taxes and Maintenance of Properties. The Company will:

          (a) pay and discharge promptly, or cause to be paid and discharged promptly when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its properties, as well as all material claims of any kind (including claims for labor, material and supplies) which, if unpaid, might by law become a lien or charge upon its property; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed adequate by it with respect thereto; and

          (b) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs and renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; the Company will maintain or cause to be maintained back-up copies of all valuable papers and software.

     4.7 Insurance. The Company will obtain and maintain in force such property damage, public liability, business interruption, worker's compensation, indemnity bonds and other types of insurance as the Company's executive officers, after consultation with an accredited insurance broker, shall determine to be necessary or appropriate to protect the Company from the insurable hazards or risks associated with the conduct of the Company's business. The Company's executive officers shall periodically report to the Board of Directors on the status of such insurance coverage.

     4.8 Directors' Meetings. The Company agrees, as a general practice, to hold a meeting of its Board of Directors at least once every quarter.

     4.9 Filing of Reports. The Company will as promptly as reasonably practicable file and use its best effort to cause to become effective a Registration Statement on Form 10S-B with the Commission pursuant to the Securities and Exchange Act of 1934, as amended and the rules promulgated thereunder (the "Exchange Act"). The Company will, from and after such time as it has securities registered pursuant to Section 12 of the Exchange Act, as amended, or has securities registered pursuant to the Act, make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such Rule.

     4.10. Patents and Other Intangible Rights. The Company will apply for, or obtain assignments of, or licenses to use, all patents, trademarks, trademark rights, trade names, trade name rights and copyrights which in the opinion of a prudent and experienced businessman operating in the industry in which the Company is operating are desirable or necessary for the conduct and protection of the business of the Company.

     4.11. Insurance on Lives of Key Personnel. The Company will maintain life insurance under a policy or policies issued by insurers of recognized standing in the amounts set forth in Exhibit "F" hereto on the lives of the persons specified in such Exhibit, to the extent such persons are insurable and so long as they are employees of the Company. Such policy or policies shall name the Company as the beneficiary thereunder, and shall be in addition to any policy or policies maintained by the Company to fund potential stock repurchase obligations of the Company.

     4.12. Rights to Purchase Additional Securities. If the Company should decide to issue and sell additional shares of any capital stock of the Company or any warrants, securities convertible into capital stock of the Company or other rights to subscribe for or to purchase any capital stock of the Company, other than (a) shares of Common Stock sold to the public pursuant to a registration statement filed under the Act, if such offering is underwritten on a firm commitment basis by an underwriter, or group of underwriters represented by an underwriter or underwriters, which is a member of the New York Stock Exchange, (b) shares of Common Stock awarded or issued upon the exercise of options granted pursuant to employee and consultant benefit plans adopted by the Company, and the grant of such options themselves, provided that the aggregate number of shares thus awarded and issued and issuable pursuant to the exercise of all such options shall not be in excess of 5,000,000 (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Effective Date) or (c) shares of Common Stock which are issued in satisfaction of an obligation or liability of the Company and not for cash consideration or which are issued in connection with the acquisition by the Company of another business (all such capital stock, warrants, securities convertible into capital stock and other rights, other than securities referred to in (a), (b) and (c) above, being hereinafter sometimes collectively referred to as "Additional Securities"), the Company shall first offer to sell to the Purchaser, upon the same terms and conditions as the Company is proposing to issue and sell such Additional Securities to others, the Purchaser's pro rata share of such Additional Securities. Such offer shall be made by written notice given to the Purchaser and specifying therein the amount of the Additional Securities being offered, the purchase price and other terms of such offer. The Purchaser shall have a period of ten (10) days from and after the date of receipt by it of such notice within which to accept such offer and shall pay for such Additional Securities within the timeframe contemplated by the Company for the issuance of such Additional Securities to a third party. If the Purchaser elects to accept such offer in whole or in part, the Purchaser shall so accept by written notice to the Company given within such 10-day period. If the Purchaser fails to accept such offer in whole or in part within such 10-day period, any of such Additional Securities not purchased by the Purchaser pursuant to such offer may be offered for sale to others by the Company for a period of ninety (90) days from the last day of such 10-day period, but only on the same terms and conditions as set forth in the initial offer to the Purchaser, free and clear of the restrictions imposed by this Section 4.12.

     4.13 Restrictions. The Company will not without the prior approval of the
Purchaser:

          (a) guarantee, endorse or otherwise be or become contingently liable, or, in connection with the obligations, securities or dividends of any person, firm, association or corporation, other than the Company, except that the Company may endorse negotiable instruments for collection in the ordinary course of business; or

          (b) make loans or advances to any person (including without limitation to any officer, director or shareholder of the Company), firm, association or corporation, except loans and advances to the Company and advances to suppliers and employees made in the ordinary course of business; or

          (c) purchase or invest, in the stock or obligations of any other person, firm or corporation;

          (d) pay compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, fees under management contracts or for professional services or fringe benefits to any officer in excess of amounts fixed by the Board of Directors of the Company prior to any payment to such officer; or

          (e)  amend the Company's articles of incorporation or by-laws.

     5. Captions and Interpretations. Captions of the articles and sections of this Agreement are for convenience and reference only, and the words specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if prepared by all parties and not strictly for or against any party. Each party and counsel for such party have reviewed this Agreement. The rule of construction, which requires a court to resolve any ambiguities against the drafting party, shall not apply in interpreting the provisions of this Agreement.

     6. Entire Agreement. This Agreement and the Exhibits and the schedules to this Agreement are the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement.

     7. Choice of Law and Consent to Jurisdiction. This Agreement shall be deemed to have been entered into in the County of San Diego, State of California. All questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles.

     8. Waiver and Modification. No modification, supplement or amendment of this Agreement or of any covenant, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by both parties. No waiver of any covenant, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     9. Number and Gender. Whenever the singular number is used in this Agreement and, when required by the context, the same shall include the plural, and vice versa, the masculine gender shall include the feminine and the neuter genders, and vice versa, and the word "person" shall include individual, company, sole proprietorship, corporation, joint venture, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, government agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity. As used in this Agreement, the word "affiliate," as it relates to a person, shall be defined as and mean a parent, spouse, brother or sister, or natural or adopted lineal descendent or spouse of such descendent of such person, and any proprietorship, corporation, partnership, congregation, organization, firm, estate, association, league, club, society, joint venture, trust or other form of entity in which such person or parent, spouse, brother or sister, or natural or adopted lineal descendent or spouse of such descendent or such person may have any equity interest or in which such person or parent, spouse, brother or sister, or natural or adopted lineal descendent or spouse of such descendent of such person is a proprietor, partner, officer, director, shareholder, employee, consultant, independent contractor, owner, co-venturer, employer, agent, representative, settlor or beneficiary.

     10. Successors and Assigns. This Agreement and each of its provisions shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each of the parties. The Purchaser shall not, however, assign any of its rights under this Agreement without the consent of the Company and no holder of the Subject Shares or any assignee shall have any rights of the Purchaser to purchase the Subject Shares pursuant to Article 2, to enforce the covenants in Article 4 or under the Shareholders' Agreement. Nothing herein shall restrict the Purchaser's right to transfer or assign the Subject Shares and any holder of the Subject Shares shall take such shares subject to and be entitled to rely on the representations and warranties set forth in Article 3.

     11. Third Party Beneficiaries. Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim pursuant to, or by reason of, this Agreement or of any term or condition of this Agreement.

     12. Severability. In the event any part of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portion which, for any reason, may be hereafter determined to be invalid.

     13. Governmental Rules and Regulations. The transactions contemplated by the provisions of this Agreement are and shall remain subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of those transactions.

     14. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all parties, those copies shall constitute one agreement which is not otherwise separable or divisible. Counsel for the Company shall keep all of such signed copies and shall conform one copy to show all of those signatures and the dates thereof and shall mail a copy of such conformed copy to each of the parties within thirty (30) days after the receipt by such counsel of the last signed copy, and such counsel shall cause one such conformed copy to be filed in the principal office of such counsel.

     15. Reservation of Rights. The failure of any party at any time or times hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect or diminish any right of such party failing to require strict performance to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms, and conditions specified in this Agreement. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type. None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of any party, its agents, trustees, officers, or employees and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to any non-waiving party specifying such waiver, and each party reserves such party's rights to insist upon strict compliance herewith at all times.

     16. Survival of Covenants, Representations and Warranties. All covenants, representations, and warranties made by each party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into and execute this Agreement. The representations, warranties, and covenants specified in this Agreement shall survive the Closing and shall survive any investigation by either party whether before or after the execution of this Agreement.

     17.  Force Majeure.

          (a) If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, other than the obligation to make payments of money, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable.

          (b) The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned.

          (c) The term "force majeure" as used herein shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the kind enumerated specifically herein, or otherwise, which is not reasonably within the control of the party claiming such suspension.

     18. Expenses. Each party shall pay all costs and expenses incurred or to be incurred by that party in negotiating and preparing this Agreement and in closing and consummating the transaction contemplated by the provisions of this Agreement.

     19. Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. The termination of this

Agreement for any reason whatsoever shall not prejudice any right or remedy which any party may have, either at law, in equity, or pursuant to the provisions of this Agreement.

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                                       21

     IN WITNESS WHEREOF the parties have executed this Agreement in duplicate to be effective on the Effective Date.

                                        INTERNATIONAL TRADING &
                                        MANUFACTURING CORPORATION,
                                        a Nevada corporation



                                        By: /s/ KLAUS MOELLER
                                            ------------------------------------

                                        Its: Director
                                             -----------------------------------

                                        By: /s/ MICHAEL MEADER
                                            ------------------------------------

                                        Its: COO
                                             -----------------------------------


                                        MINNESOTA COMMUNICATIONS GROUP,
                                        a Minnesota non profit corporation



                                        By:
                                             -----------------------------------

                                        Its:
                                             -----------------------------------


                                       22